UNIT PURCHASE AGREEMENT

By and Between

The Individuals listed on Annex A
(collectively, the “Seller”),

and

ISI Controls, Ltd., A Texas limited partnership,
(the “Purchaser”)

Dated as of January 7, 2008

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of January 7, 2008 (the “Effective Date”), is by, between and among the owners and members listed on Annex A (collectively, the “Seller”) of Com-Tec Security, LLC, a limited liability company organized under the laws of Wisconsin (the “Company”), ISI Controls, Ltd., a Texas limited partnership, (including any permitted assignee thereof pursuant to Section 12.11, the “Purchaser”) and Jeffrey E. Corcoran, who shall be the representative of the Seller (the “Seller Representative”). Certain capitalized terms used in this Agreement are defined in Article XI.

BACKGROUND

The Company is engaged in the business of custom design, manufacture and installation of electronic security and communication systems (the “Business”). The Seller desires to sell, and the Purchaser desires to purchase, all of the outstanding units of ownership of the Company upon the terms and subject to the conditions set forth in this Agreement.

The Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
PURCHASE AND SALE OF THE UNITS

Section 1.1.   Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Purchaser at 12903 Delivery Drive, San Antonio, Texas at 10:00 a.m., local time, to be effective at 11:59 PM on the 31st day of January, 2008, or at such other place and at such other time and date as may be mutually agreed upon by the Purchaser and the Seller. The date and time at which the Closing is effective, is referred to in this Agreement as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 1.2.   Purchase and Sale of the Units. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Seller, an aggregate one hundred (100) units of ownership of the Company (the “Units”), which such Units represent 100% ownership of the Company.

Section 1.3.   Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid at the Closing by the Purchaser to the Seller for the purchase and sale of the Units, subject to adjustment as set forth in Section 1.4 below, is $6,515,000 to be paid as follows:

(a)  payment by the Purchaser, by cashier’s check or wire transfer to the accounts designated by each Seller at least ten (10) business days prior to the Closing Date, of an aggregate amount (the “Cash Purchase Price”) equal to $3,000,000, and

(b)  delivery of a secured, subordinated promissory note (the “Promissory Note”) in the form attached hereto as Exhibit A, which shall be in an amount equal to $3,515,000, subject to adjustment.

Section 1.4.   Adjustments to Purchase Price.

(a)  Post-Closing Adjustments. The accounting firm of Clifton Gunderson, LLP, the Company’s auditor (the “Auditor”) shall be retained by the Purchaser, and prepare audited financial statements for the Company for the annual periods ending on December 31, 2006 (the “2006 Financials’) and December 31, 2007 (“2007 Financials”) and such financial statements shall comply with the qualitative requirements of Section 2.4. The Auditor, shall make the following calculations as promptly as practicable after the completion and delivery of the 2007 Financials, and report the results to the Purchaser and the Seller in writing, together with a summary of the calculations:

(i)  Calculating Accounts Receivable. The Auditor shall determine the specific identity of, and the gross amount of, all unpaid accounts receivable of the Company as of the Closing (“2007 Accounts Receivable”). For purposes of this Section 1.4, retainage shall not be deemed to be an account receivable unless and until such retainage has been invoiced as a collectible receivable.

(ii)  Final Working Capital Adjustment. The Auditor will also determine the Working Capital as of the Closing Date (the “Final Closing Working Capital”). If the Final Closing Working Capital is less than $1,592,000 (the “Original Estimated Working Capital”), the then principal balance of the Promissory Note shall be reduced by the difference between the Final Closing Working Capital and the Original Estimated Working Capital. The Purchase Price shall be correspondingly reduced. If the Final Closing Working Capital is equal to or greater than the Original Estimated Working Capital, there will be no adjustment to the Promissory Note or the Purchase Price. The term “Working Capital” shall be the Company’s current assets, less the Company’s current liabilities. The phrase “current assets” shall be assets that are readily convertible, in the opinion of the Auditor, to cash within twelve (12) months of the Closing, and the phrase “current liabilities” shall be debts that, in the opinion of the Auditor, are likely to paid within twelve (12) months of the Closing.

(iii)  Accounts Receivable Adjustment. As promptly as practicable following December 31, 2008, the Parties will determine the amount of 2007 Accounts Receivable that were collected during the 12 month period following the Closing (the “2007 A/R Collections”). The sum resulting by deducting the 2007 A/R Collections from the 2007 Accounts Receivable is the “A/R Adjustment.” The then outstanding principal balance of the Promissory Note shall be reduced by the full amount of the A/R Adjustment. After the A/R Adjustment has been calculated, and applied to the Promissory Note, the remaining uncollected 2007 Accounts Receivable shall be assigned to the Seller Representative.

(iv)  Backlog Adjustment. As promptly as practicable after the Closing Date, the Auditor will determine the backlog of the Company on the Closing Date (“Closing Backlog”). If the Closing Backlog is greater than $7,100,000, then any net reduction to the Purchase Price required pursuant to Sections 1.4(a)(i), (ii) and (iii) above will be offset by the amount resulting from the following formula, but not to exceed $100,000:

(Closing Backlog - $7,100,000) x 0.025.

(v)  Accounting Treatments, Processes, and Procedures. Subject to determinations made by the Company’s auditor, Buyer shall not cause or permit the Company, after the Closing Date, to change, modify, or alter its internal accounting treatments, processes, and procedures in any way which are inconsistent with the Company’s internal accounting treatments, processes, and procedures before the Closing Date. Subject to determinations made by the Company’s auditor, all audits of the Company’s financial records, contemplated in this Section 1.4, shall be conducted on the basis of the Company’s pre- and post-Closing Date treatments, processes, and procedures being as similar as is reasonably possible.

(vi)  Closing Costs. All Closing Costs of the Company will be expensed by Company. All Closing Costs of the Company that are paid or accrued as of Closing will be added back to the calculation of Working Capital in an aggregate amount not to exceed $30,000.00. “Closing Costs” shall include only the accounting and legal fees incurred by Company (not Seller) directly related to the Closing of this Transaction. As an example (without limiting the forgoing) representation of the interests of the Seller in the drafting of the Definitive Agreement (and other documents related to the Transaction), and the commissions of Joe Valentine are not Closing Costs of the Company.

(b)  Alternative Determination. If the Auditor is unable to complete any calculation or determination required by this Section 1.4, such calculation or determination will instead be made by mutual agreement of the Purchaser and the Seller.

(c)  Notice of Adjustment. Prior to making any adjustment set forth in Section 1.4(a), the Purchaser will provide the Seller Representative written notice of such adjustment (the “Closing Adjustment”), including a calculation of how the adjustment was determined, and a reasonable opportunity to respond to same.

(d)  Final Determination; Notice of Dispute. A Closing Adjustment proposed by Purchaser in accordance with Section 1.4(c) will be final, conclusive and binding on the Seller unless the Seller Representative provides a written notice (a “Dispute Notice”) to Purchaser within thirty (30) Business Days following the Seller Representative’s receipt of the Closing Adjustment, setting forth in reasonable detail (a) any item of the Closing Adjustment which the Seller Representative believes is incorrect and (b) the Seller Representative’s alternative calculation of (or the Seller Representative’s identification of a suspected defect in) the Closing Adjustment. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Seller. Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons and documents relied upon by the Seller Representative as forming the basis of such disagreement.

(e)  Dispute Resolution. If Seller Representative delivers a Dispute Notice, the Purchaser and the Seller Representative will attempt to resolve the matters raised in the Dispute Notice in good faith for no less than twenty (20) Business Days following delivery of the Dispute Notice (the “Resolution Period”). If the Purchaser and the Seller Representative cannot reach agreement regarding the matters raised in such Dispute Notice during the Resolution Period, then either the Purchaser or the Seller Representative may provide written notice to the other within twenty (20) Business Days following the end of the Resolution Period that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by the Purchaser and the Seller Representative (the “Referee”). Notwithstanding anything contained herein to the contrary, the Referee shall have no current or prior (within three (3) years) business relationship with the Purchaser, the Seller, or with any Affiliate of Purchaser or Seller. In the event that the Purchaser and the Seller Representative are unable to mutually agree on the choice of the Referee, within ten (10) Business Days of receipt by the non-moving party of the written notice contemplated above, then the Purchaser and the Seller Representative shall submit to one another, in writing, the names of their respective nominated Referees and said nominated Referees shall select a third nationally recognized independent accounting firm to serve as the Referee contemplated herein. The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with GAAP. In no event shall the decision of the Referee provide for a calculation that is (i) more favorable to the Purchaser than a calculation shown in the Closing Adjustment or (ii) more favorable to the Seller than (x) a calculation shown in the Seller Representative’s alternative calculation thereof shown in the Dispute Notice or (y) the calculation thereof that results from the suspected defect identified by the Seller Representative in the Dispute Notice. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee (including through the provision to the Referee of necessary documentation and, in the case of the Seller Representative, the names of all Persons whose statements are specified on the Dispute Notice as forming the basis for the Seller Representative’s disagreement with any item of a Closing Adjustment) and to cause the Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Referee, and the decision of the Referee shall be final, conclusive and binding on the parties. The Referee shall allocate its costs and expenses equally between (i) the Purchaser and (ii) the Seller (which shall be allocated among the Persons making up the Seller in accordance with their equity ownership percentages in the Company immediately prior to the Closing).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Company and the Persons constituting the Seller jointly and severally represent and warrant to the Purchaser that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule attached to this Agreement as Annex B (the “Disclosure Schedule”), which will be arranged to correspond to the numbered subsections contained in this Article II.

Section 2.1.   Organization and Units of the Company.

(a)  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Company is duly qualified or authorized to do business as a foreign entity, and is current with respect to all filings required by the Wisconsin Department of Financial Institutions, under the laws of the State of Wisconsin. The Company has full power and authority to own, lease and operate its properties and to conduct the portion of the Business conducted by it.

(b)  The Seller has delivered to the Purchaser true, correct and complete copies of the Company’s Charter Documents.

(c)  As of the date hereof, the Company has one hundred (100) units of ownership issued and outstanding, all of which have been validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating the Company to issue any additional units of ownership or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any units of ownership of the Company.The Seller owns the Units of record and beneficially, free and clear of any Encumbrance. Upon sale of the Units and delivery of certificates (or other transfer documents included in the Seller Documents) therefor to the Purchaser hereunder, the Purchaser will acquire the legal and beneficial interests in the Units, free and clear of any Encumbrance and subject to no legal or equitable restrictions of any kind.

Section 2.2.   Enforceability. Each of the Company and the Seller has full power and authority to execute and deliver this Agreement and each of the other agreements, certificates and instruments to be executed in connection with or pursuant to this Agreement (collectively, and together with this Agreement, the “Seller Documents”), to perform its respective obligations under the Seller Documents and to consummate the transactions contemplated by the Seller Documents. The execution and delivery by the Seller of the Seller Documents, the performance by the Seller of its obligations under the Seller Documents and the consummation by the Seller of the transactions contemplated by the Seller Documents have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. As of the Closing, the other Seller Documents will be duly and validly executed and delivered by the Seller that is a party thereto and, upon such execution and delivery, will constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

Section 2.3.   No Conflicts. The execution and delivery by the Seller of the Seller Documents, the performance by the Seller of its obligations under the Seller Documents and the consummation by the Seller of the transactions contemplated by the Seller Documents do not, and will not,

(a)  violate any provision of Law or any Permit;

(b)  violate any provision of the Charter Documents of the Company;

(c)  require any consent, waiver, approval, registration, order, action or authorization of, declaration or filing with or notification to, any Governmental Authority or other Person (whether pursuant to a Contract or otherwise), other than a consent, waiver, approval, authorization, declaration, filing or notification that has been obtained or made prior to the execution and delivery by the Seller of this Agreement;

(d)  violate, conflict with, constitute a default under or breach any term, condition or provision of any Seller Contract, Company Contract, or Order (whether with the passage of time, the giving of notice or otherwise);

(e)  result in the termination of, give rise to a right of termination or cancellation of or accelerate the performance required pursuant to any Company Contract (whether with the passage of time, the giving of notice or otherwise); or

(f)  result in the creation of any Encumbrance with respect to any of the Company’s assets.

Section 2.4.   Financial Statements. The Seller has previously provided to the Purchaser the unaudited consolidated balance sheets of the Company as of June 30, 2007, and the related unaudited statements of operations for the six (6)-month period then ended (the “Financial Statements”). The Financial Statements present fairly the financial position of the Company (or their respective predecessors) and the results of operations as of the dates and for the periods therein specified, and have been prepared in accordance with GAAP consistently applied throughout the periods involved, subject, in the case of interim Financial Statements to normal year-end adjustments in an amount and of a character not materially inconsistent with prior periods. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the periods indicated.

Section 2.5.   Undisclosed Liabilities. The Company has no Liabilities other than (a) as set forth or reflected on the Balance Sheet and (b) current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

Section 2.6.   Absence of Certain Developments. Since the Balance Sheet Date, the Company has operated the Business in the Ordinary Course of Business, and the Company has incurred no Liabilities other than in the Ordinary Course of Business and there has not been:

(a)  any Material Adverse Change, or the occurrence of any event that could reasonably be expected to result in a Material Adverse Change;

(b)  any change, not disclosed in the Financial Statements, in the accounting methods, practices or principles or cash management practices of the Company;

(c)  any revaluation by the Company of any of its assets, including without limitation the write-down or write-off of notes, accounts receivable or inventory, other than in the Ordinary Course of Business;

(d)  any sale, assignment, transfer, distribution, mortgage or pledge of any of the properties or assets of Seller, except sales of inventory in the Ordinary Course of Business, or the placement of any Encumbrance on any of the properties or assets of the Company;

(e)  any known failure to use commercially reasonable efforts to preserve the Business, to keep available to the Business the services of its key employees and to preserve for the Business the goodwill of its suppliers, franchisees, customers and others having business relations with it;

(f)  any breach or default (or event that with notice or lapse of time would constitute a breach or default), acceleration, termination (or threatened termination), modification or cancellation of any Company Contract by any party (including the Company );

(g)  except as set forth on Schedule 2.6(g), any Contract entered into by the Company that (i) is not terminable upon thirty (30) days or less notice or (ii) involves the payment or receipt by the Company of more than $25,000;

(h)  any (i) increase in the compensation payable or to become payable by the Company to any of its employees, including without limitation any bonuses other than a three percent (3%) across the board raise given to all of the Company’s employees in 2007; (ii) adoption, amendment or increase in the coverage or benefits available under any Employee Benefit Plan or Benefit Arrangement or (iii) amendment or execution of any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement to which the Company is a party or involving an employee of the Company (other than employment terminable at will without penalty);

(i)  any termination of employment (whether voluntary or involuntary) of, or receipt or expectation of receipt of any resignation by, any key employee of the Business, or any termination of employment (whether voluntary of involuntary) of employees of the Business materially in excess of historical attrition in personnel;

(j)  except as set forth on Schedule 2.6(j), any transaction between the Company and a Related Party;

(k)  any cancellations or waivers of any claims or rights of the Company of material value;

(l)  any execution of capital leases by the Company;

(m)  any other transaction, agreement or commitment entered into or affecting the Business or the assets of the Company not made in the Ordinary Course of Business; or

(n)  any agreement or understanding to do, or resulting in, any of the foregoing.

Section 2.7.   Assets.

(a)  Except as set forth on Schedule 2.7(a), the Company has good and marketable title to all of the assets and properties used by the Company in the conduct of the Business and necessary to conduct the Business as presently conducted, free and clear of all Encumbrances.

(b)  No part of the Business and no asset, right or interest related to or employed in or reasonably necessary for the conduct of the Business is owned or held by any Person other than the Company.

(c)  To the best of Seller’s knowledge, the assets of the Company are in good condition and repair, ordinary wear and tear excepted, and (where applicable) are in good working order and have been properly and regularly maintained.

(d)  The Seller does not own, or have any interests in or rights with respect to, any real property other than the real property listed on Schedule 2.7(d) (the “Leased Properties”). With respect to the Leased Properties:

(i)  There are presently no pending or threatened condemnation actions or special assessments of any nature on the Leased Properties or any part thereof, the Seller has received no notice of any condemnation actions or special assessments being contemplated, and Seller does not have any knowledge of any being contemplated. The Company has received no request, written or otherwise, from any Governmental Authority with regard to dedication of the Leased Properties or any part thereof;

(ii)  The Company has received no notice of, and has no other knowledge or information of, any pending or contemplated change in any regulation or private restriction applicable to the Leased Properties or any part thereof, of any pending or threatened judicial or administrative action by adjacent landowners or other Persons or of any natural or artificial condition adversely affecting the Leased Properties or any part thereof.

(iii)  Seller has not been served with notice of any pending Legal Proceeding against or relating to any portion of the Leased Properties and, to the best of Seller’s knowledge, there is no Legal Proceeding threatened against or relating to any portion of the Leased Properties;

(iv)  Except as set forth on Schedule 2.7(d)(iv), there are no attachments, executions or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief Laws contemplated by a pending or threatened action or suit against the Seller or the Leased Properties;

(v)  No Person has, or at the Closing Date shall have, any right or option to acquire all or any portion of the Leased Properties; and

(vi)  No portion of the Leased Properties shall be subject at the Closing Date to any agreement (written or oral), except the applicable lease.

Section 2.8.   Contracts.

(a)  Schedule 2.8(a) contains a correct and complete list of each Company Contract, including without limitation each Company Contract of the following types:

(i)  Leases of real property;

(ii)  Leases of personal property, whether capital leases, operating leases or conditional sales agreements;

(iii)  Contracts for employment or consulting services and Contracts relating to the termination of severance of employment or consulting services (including any Contract in which Seller is the beneficiary of a non-competition or similar covenant or agreement);

(iv)  Contracts for the provision of services and/or the sale of goods;

(v)  Licenses and other Contracts relating to Intellectual Property; and

(b) Each Company Contract is a valid and binding agreement of the Company and the other party to such agreement, is in full force and effect and enforceable against each party thereto in accordance with its terms. There has been no breach or default by any party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Company Contract. The Company has performed all of the obligations required to be performed by it under each Company Contract and is not in receipt of any notice of termination or written claim of default under any such Company Contract. No party to any Company Contract has threatened to, or notified the Company or the Seller of any intention to, terminate or materially alter its relationship with the Business as a result of this Agreement or the consummation of the transactions contemplated hereby. To the Seller’s knowledge, no party to a Company Contract intends to alter its relationship with the Company as a result of or in connection with the transactions contemplated by this Agreement. The Seller has previously provided to the Purchaser a true and correct copy of the written Company Contracts set forth on Schedule 2.8(b), together with all amendments, waivers or other changes thereto.

(c) The Company is not a party to, and no asset or property of the Company is bound by, any of the following types of Contracts:

(i)  Contracts (including mortgages) pursuant to which any assets or properties of Seller are subject to any Encumbrance;

(ii)  Contracts pursuant to which the Company is obligated to provide indemnification to any Third Party, except for such Contracts entered into in the Ordinary Course of Business;

(iii)  Contracts (including consent decrees) that impose (or could by their terms impose) any material restrictions on the Company with respect to its geographical area of operations or scope or type of business;

(iv)  Contracts between the Company, on the one hand, and any Related Party, on the other hand (other than Contracts for employment or consulting services listed on Schedule 2.8(a)); and

(v)  Contracts not entered into in the Ordinary Course of Business.

Section 2.9.   Accounts Receivable. All accounts receivable of the Company are reflected in the Balance Sheet or arose in the Ordinary Course of Business since the Balance Sheet Date. All of such accounts receivable (net of any allowance for doubtful accounts reflected in the Balance Sheet) are fully collectible in the Ordinary Course of Business and without recourse to any legal proceeding.

Section 2.10.   Intellectual Property.

(a)  Extent of and Title to Intellectual Property. All of the Intellectual Property that is or has been used, held for use or is reasonably necessary for use in the Business shall be referred to herein as the “Business Intellectual Property”. The Company possesses and either owns, is licensed under or has the valid right to use all of the Business Intellectual Property. The Business Intellectual Property owned by the Company (the “Owned Intellectual Property”) is not subject to any outstanding option, license or agreement of any kind, and is owned free and clear of all Encumbrances. All Business Intellectual Property licensed to the Company (the “Licensed Intellectual Property”) has been licensed pursuant to agreements (the “Licenses”) that are set forth on Schedule 2.8(a). All Business Intellectual Property that is neither Owned Intellectual Property nor Licensed Intellectual Property is in the public domain. Not later than 5 days prior to the Closing, Company shall deliver to Purchaser a written list of all Business Intellectual Property (which is not in the public domain) including but not limited to software, and the design, circuit board plot files, gerber files, schematics and mask works related to integrated circuit boards manufactured by third parties for the benefit of Company.

(b)  Registered Intellectual Property. Schedule 2.10(b) sets forth a correct and complete list of all of the following Business Intellectual Property as of the date of this Agreement, and indicates whether it is Owned Intellectual Property or Licensed Intellectual Property: (a) trademark and service mark registrations and pending applications for registration; (b) patents and pending patent applications; (c) copyright registrations and pending applications for registration and (d) tradenames. All of the Business Intellectual Property issued by, registered with, or filed with a U.S. or foreign patent, trademark or copyright office has been duly issued by, registered with or duly filed in such office, as the case may be, and has been properly processed, maintained and renewed in accordance with all applicable provisions of applicable law in the applicable country.

(c)  No Restrictions on Transfer. No Business Intellectual Property is subject to any outstanding Order, Contract or other Liability restricting in any manner the use thereof by the Company.

(d)  No Infringement by Third Parties. To the best of Seller’s knowledge, there is no unauthorized use, infringement or misappropriation of any Business Intellectual Property by any Person, including without limitation any current or former director, officer, employee, consultant or other agent of the Company.

(e)  No Infringement by the Company. No Person has asserted, or threatened to assert, any Claim with respect to the Business Intellectual Property, including any Claim of ownership of or infringement by the Business Intellectual Property. There is no reasonable basis for any bona fide Claim (i) to the effect that the Business as presently conducted infringes, violates or misappropriates any Intellectual Property of any other Person; or (ii) challenging the ownership, validity, enforceability or effectiveness of any of the Business Intellectual Property or any License.

(f)  Safeguards Taken. The Company has not taken, or failed to take, any action that would preclude or hinder the protection or enforcement of the Business Intellectual Property.

(g)  No Competitive Intellectual Property. No director, officer, employee, consultant or other agent of the Company owns any rights in Intellectual Property that are directly or indirectly competitive with those owned or to be used by the Business or derived from or in connection with the conduct of the Business.

Section 2.11.   Insurance. All of the material properties of the Company are insured for the benefit of the Company, and will be so insured through the Closing Date, in amounts and against risks customary in similar businesses for similar properties.

Section 2.12.   Employees.

(a)  Schedule 2.12(a) lists the name and address of each officer and employee of the Company and each consultant to the Company not terminable at will. Schedule 2.12(a) also sets forth, for each such Person, their date of employment, current job title or relationship to the Company, the aggregate annual cash compensation paid to such person by the Company, a description of all bonus or benefit plans applicable to such person and the date and amount of their last increase in compensation.

(b)  Except as set forth on Schedule 2.12(b), the Company is not a party to any labor, union or collective bargaining agreement and there are no labor, union or collective bargaining agreements that pertain to any employee of the Company. There is no organizing activity (including any demand for recognition or certification proceeding pending with the National Labor Relations Board) involving any employees of the Company by any labor organization or group of employees presently pending or threatened. No strike, work stoppage, lockout, labor grievance or other labor dispute is presently pending or threatened against the Company, and no such strike, work stoppage, lockout, labor grievance or other labor dispute has occurred since May 17, 2004.

(c)  Except as set forth on Schedule 2.12(b), the Company does not have any oral or written agreements or understandings to provide their employees pay raises, bonuses, stock options or other compensation benefits.

(d)  The Company does not have any employment agreements with their employees.

Section 2.13.   Employee Benefits.

(a)  Schedule 2.13(a) sets forth all material, written “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained by the Company or to which the Company contributed or is obligated to contribute for current or former employees (the “Employee Benefit Plans”). Schedule 2.13(a) lists each Company Contract providing for employment or severance, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by the Seller covering any employee or former employee that is not an Employee Benefit Plan (a “Benefit Arrangement”).

(b)  True, correct and complete copies of the following documents, with respect to each Employee Benefit Plan, have been made available or delivered to the Purchaser by the Seller: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Form 5500; (iii) the last Internal Revenue Service determination letter, if applicable; (iv) summary plan descriptions and (v) the last actuarial valuation if the plan is a “defined benefit plan,” as defined in Section 3(35) of ERISA.

(c)  The Employee Benefit Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Employee Benefit Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d)  The Employee Benefit Plans have been operated and maintained in accordance with their terms and with all provisions of the Code, ERISA (including the rules and regulations thereunder) and other Laws.

(e)  Each Employee Benefit Plan and Benefit Arrangement could be terminated as of the Closing Date with no liability to the Company, the Business or the Purchaser.

(f)  No Employee Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(g)  The Company does not maintain and has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Benefit Plan that provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(h)  As of the Closing Date, none of the employee pension plans (as defined in Section 3(2) of ERISA) of the Company (“Employee Pension Plans”) have incurred any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, and no proceeding by the PBGC to terminate any such Employee Pension Plan has been instituted or threatened. The Company has not incurred any liability to the PBGC, the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Employee Benefit Plan currently or previously maintained by members of the “controlled group of companies,” as such term is defined in Section 414 of the Code, that includes the Company that has not been satisfied in full, and no condition exists that presents a material risk to Seller of incurring such a liability, other than liability for premiums due the PBGC.

Section 2.14.   Compliance with Law. Company (a) is, and at all times has been, in compliance with all regulations with respect to the Business, and (b) has otherwise complied with, in all material respects, all other applicable Laws relating to the conduct of the Business, including without limitation all applicable Laws relating to occupational health and safety, product quality and safety and employment and labor matters.

Section 2.15.   Permits. To the best of Seller’s knowledge, Company has all Permits necessary for the conduct of the Business as currently conducted. To the best of Seller’s knowledge, all such Permits are in full force and effect and, to the best of Seller’s knowledge, the Company is in compliance with the requirements of all such Permits. Each such Permit is described in Schedule 2.15. No loss or expiration of any Permit is pending, threatened or reasonably foreseeable, other than expiration of Permits that may be renewed in the Ordinary Course of Business without lapsing.

Section 2.16.   Environmental Matters.

(a)  Legal Compliance. To the best of Seller’s knowledge, the Business is now and has always been conducted in compliance with all Environmental Laws. The Company has never generated, produced, used, stored, transported, processed, released or disposed of any Hazardous Materials, in any quantity, except, to the best of Seller’s knowledge, in compliance with all Environmental Laws.

(b)  Absence of Certain Hazardous Materials. To the best of Seller’s knowledge, none of the real property owned, leased or used in the Business contains any Hazardous Materials in amounts exceeding the levels permitted by Environmental Laws. There is no asbestos present in any of the assets of the Company or in any of the real property owned, leased or used in the Business by the Company, and no asbestos has been removed from any of the Company’s assets or any such real property.

(c)  No Claims or Proceedings. The Company is not subject to any pending Claim or Legal Proceeding investigating, asserting or alleging the violation of any Environmental Law. Neither the Company, nor any of its properties and assets, are subject to any Liability relating to any Claim or Legal Proceeding, any settlement thereof or any Order asserted, arising under or relating to any Environmental Law. To the best of Seller’s knowledge, there are no environmental conditions regarding the Business or the assets of the Company that could reasonably be anticipated to (i) form the basis of any Claim against the Business, the Company’s assets or Company, or (ii) cause the Business or the Company’s assets to be subject to any restriction on ownership, occupancy, use or transfer under any Environmental Law.

(d)  No Notices or Threats of Liability. The Company has not received any notice, demand letter or request for information from any Governmental Authority or other Person indicating, asserting or alleging that Company is, may be, has or may have violated any Environmental Law, may be liable under any Environmental Law or may be a potentially responsible party at any Superfund site. No Governmental Authority or other Person has threatened to initiate any Claim, Legal Proceeding or investigation relating to the violation or possible violation of any Environmental Law by the Company.

(e)  Environmental Reports. No reports have been filed, or are required to be filed, by the Company relating to the Business or any of its properties or assets, concerning the release of any Hazardous Material or the threatened or actual violation of any Environmental Law. All environmental investigations, studies, audits, tests, reviews and other analyses regarding compliance or noncompliance with any Environmental Law by the Company, the Business or the real property owned, leased or used in the Business by the Company have been delivered to the Purchaser prior to the date hereof.

Section 2.17.   Legal Proceedings. There are no Legal Proceedings pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement. Schedule 2.17 sets forth a true and correct list of all Legal Proceedings pending or, as of the date of this Agreement, threatened against Seller, the Company, the Business or any of the Company’s assets, whether at law or in equity. None of the Seller, the Company, the Business and the Company’s assets are subject to or bound by any Order currently in effect.

Section 2.18.   Taxes.

(a)  The Company has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it; (ii) timely paid (or there has been paid on its behalf) all Taxes due or claimed to be due from it by any taxing authority; (iii) timely and fully paid, to all relevant taxing authorities, all estimated payments of Taxes of the Company, including but not limited to all quarterly estimated payments of Taxes. There are no liens for Taxes upon the assets or properties of Seller except for statutory liens for current Taxes not yet due.

(b)  All Tax Returns previously prepared are, correct and complete in all material respects.

(c)  Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable laws.

(d)  No federal, state, local or foreign audits or other administrative proceedings or court proceedings (“Audits”) exist or have been initiated with regard to any Taxes or Tax Returns of the Company, and the Company has not received any notice that such an Audit is pending or threatened with respect to any the Company due from or with respect to the Company or any Tax Return filed by or with respect to Seller.

Section 2.19.   Related Party Transactions. There are no intercompany receivables or payables between the Company, on the one hand, and any Related Party, on the other hand, except as reflected in the Financial Statements.

Section 2.20.   Assumed Names. Schedule 2.20 sets forth a list of all assumed names under which the Company operates any portion of the Business and all jurisdictions in which any of the assumed names are registered.

Section 2.21.   Subsidiaries and Investments. Except as set forth on Schedule 2.21, the Company does not own, directly or indirectly, any stock, partnership interest or joint venture interest in, or any security or debt or equity interest issued by, any Person, or any option or right to acquire any of the foregoing.

Section 2.22.   Brokers’ Fees. Neither the Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than fees payable to Joseph L. Valentine of Bidco Acquisitions & Divestitures as to which the Seller is solely responsible.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

Section 3.1.   Organization. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified or authorized to do business as a foreign corporation, and is in good standing, under the laws of each other jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Purchaser. The Purchaser has full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

Section 3.2.   Enforceability. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, certificates and instruments to be executed by the Purchaser in connection with or pursuant to this Agreement (collectively, and together with this Agreement, the “Purchaser Documents”), to perform its obligations under the Purchaser Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Purchaser of the Purchaser Documents, the performance by the Purchaser of its obligations under the Purchaser Documents and the consummation by the Purchaser of the transactions contemplated by the Purchaser Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. As of the Closing, the other Purchaser Documents will be duly and validly executed and delivered by the Purchaser and, upon such execution and delivery, will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

Section 3.3.   No Conflicts. The execution and delivery by the Purchaser of the Purchaser Documents, the performance by the Purchaser of its obligations under the Purchaser Documents and the consummation by the Purchaser of the transactions contemplated by the Purchaser Documents do not, and will not, (a) violate any provision of Law, (b) violate any provision of the Charter Documents of the Purchaser or (c) require any consent, waiver, approval or authorization of, declaration or filing with or notification to any Governmental Authority or other Person (whether pursuant to a Contract or otherwise), other than a consent, waiver, approval, authorization, declaration, filing or notification that has been obtained or made prior to the execution and delivery by the Purchaser of this Agreement.

Section 3.4.   Legal Proceedings. There are no Legal Proceedings pending or threatened that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.5.   Financial Information. The Purchaser has caused to be delivered to the Seller, the consolidated balance sheet of Argyle Security, Inc. (“Argyle”), as of July 31, 2007, prepared by the accounting firm of Ernst & Young, LLP (the “Argyle Balance Sheet”). The Argyle Balance Sheet represents fairly the financial position of Argyle, and its indicated Affiliates, and the results of their operations as of the dates and for the periods therein specified, and have been prepared in accordance with GAAP consistently applied throughout the periods involved. The Argyle Balance Sheet does not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Argyle Balance Sheet has been prepared from the books and records of the entities referenced therein, which accurately and fairly reflect the consolidated financial condition and results of the operations of Argyle and its indicated Affiliates, as of the respective dates thereof and for the periods indicated.

Section 3.6.   Undisclosed Liabilities. To the best of Seller’s knowledge, Argyle and its indicated Affiliates have no Liabilities other than (a) as set forth or reflected on the Argyle Balance Sheet and (b) current liabilities incurred in the Ordinary Course of Business since the Argyle Balance Sheet Date.

Section 3.7.   Absence of Certain Developments. Since the end of the period covered by the Argyle Balance Sheet Date, Argyle and its indicated Affiliates have operated their business in the Ordinary Course of Business, and to the best of Purchaser’s knowledge, they have incurred no Liabilities other than in the Ordinary Course of Business and there has not been:

(a)  any Material Adverse Change, or to the best of Purchaser’s knowledge, the occurrence of any event that could reasonably be expected to result in a Material Adverse Change;

(b)  any change, not disclosed in the Argyle Balance Sheet, in the accounting methods, practices or principles or cash management practices of the Company;

(c)  any revaluation by Argyle and its indicated Affiliates of any of their assets, including without limitation the write-down or write-off of notes, accounts receivable or inventory, other than in the Ordinary Course of Business;

(d)  any sale, assignment, transfer, distribution, mortgage or pledge of any of the properties or assets of Argyle and its indicated Affiliates, except sales of inventory in the Ordinary Course of Business, or the placement of any Encumbrance on any of the properties or assets of Argyle and its indicated Affiliates;

(e)  any other transaction, agreement or commitment entered into or affecting the business of Argyle and its indicated Affiliates or the assets of Argyle and its indicated Affiliates not made in the Ordinary Course of their business; or

(f)  any agreement or understanding to do, or resulting in, any of the foregoing.

ARTICLE IV.
COVENANTS

Section 4.1.   Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, from the date hereof until the Closing Date, the Seller will (and will cause the Company to):

(a)  operate the Business in the Ordinary Course of Business to the best of their ability and not engage in any transaction outside of the Ordinary Course of Business;

(b)  provide the Purchaser with unaudited consolidated balance sheets of the Seller and its subsidiaries as of the last day of each month between the Effective Date and the Closing, and the related unaudited statements of operations, cash flows and members’ equity for the year-to-date period then ended, no later than thirty (30) days after the end of each such month;

(c)  use commercially reasonable efforts to preserve the Business, to keep available the services of key employees and to preserve for the Business the goodwill of its suppliers, franchisees, customers and others having business relations with the Company;

(d)  maintain proper and adequate staffing levels in accordance with Law and historical methods of operation;

(e)  maintain product prices;

(f)  maintain the books and records of the Company in the usual, regular and ordinary manner;

(g)  maintain in full force and effect all Permits and not sell, transfer, license or otherwise dispose of any material rights or interests under any Permits;

(h)  operate the Business in compliance with all applicable Permits and all applicable Laws, including all local licensing requirements and local health and fire regulations;

(i)  keep all of the Company’s assets of insurable character insured in accordance with industry custom and consistent with past practice;

(j)  consult with the Purchaser regarding all material developments, transactions and proposals relating to the Business or the Company;

(k)  promptly notify the Purchaser of (i) any Material Adverse Change, (ii) any physical inventory discrepancy in excess of $10,000 relating to the Business, (iii) any theft, condemnation or eminent domain proceeding or material damage, destruction or casualty loss affecting any asset or property of the Company, whether or not covered by insurance, (iv) any breach or default (or event that with notice or lapse of time would constitute a breach or default), acceleration, termination (or threatened termination), modification or cancellation of any Company Contract by any party (including by the Company), (v) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Business or the termination of employment (whether voluntary of involuntary) of employees of the Business materially in excess of historical attrition in personnel, (vi) any Legal Proceeding commenced by or against the Company and (vii) any Legal Proceeding commenced, or threatened against, the Company or the Seller relating to the transactions contemplated by this Agreement;

(l)  not enter into any Company Contract that (i) is not terminable upon thirty (30) days or less notice or (ii) involves the payment or receipt by the Company of more than $25,000;

(m)  not enter into, modify or terminate (other than by reason of the expiration thereof) any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to the Company;

(n)  not incur or become subject to, or agree to incur or become subject to, any Liability of the Company except (i) normal trade or business obligations (including Company Contracts) incurred in the Ordinary Course of Business and (ii) obligations under Company Contracts in effect on the date hereof;

(o)  not, without fair consideration, cancel or compromise any material Liability or Claim of the Company or waive or release any material right related to the Business or the Company’s assets;

(p)  not breach or default (or take any action that with notice or lapse of time would constitute a breach or default), accelerate, terminate (or threaten termination), cancel or amend any Company Contract;

(q)  not change accounting principles or methods or cash management practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices) of the Company, except as required by Section 4.1(r), by law or as a result of any mandatory change in accounting standards;

(r)  expense (and not capitalize) all purchases of equipment, supplies and fixtures (except where the size of the purchase requires it to be capitalized pursuant to GAAP and notice of such treatment is provided to the Purchaser prior to such purchase) of the Company;

(s)  not make any Tax election or settle or compromise any Tax liability with respect to the Company;

(t)  not make any loans, advances or capital contributions from the Company to, or investments by the Company in, any other Person;

(u)  not engage in any transactions between the Company and any Related Party;

(v)  not increase the aggregate compensation payable or to become payable to any person, including employees, consultants and members of the Company, inconsistent with the past practices of the Company;

(w)  not pay any dividends, bonuses or other cash or property to any person, including employees, consultants and members of the Company, inconsistent with the past practices of the Company;

(x)  not (i) increase the coverage or benefits available under (or create any new or otherwise amend) any Employee Benefit Plan or Benefit Arrangement or (ii) enter into any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement (or amend any such existing plan or agreement) involving a director, officer or employee of the Company in the capacity of director, officer or employee of the Company (other than employment terminable at will without penalty or as required to satisfy the condition set forth in Section 5.7);

(y)  not terminate the employment of any officer or key employee of the Business or terminate the employment of employees of the Business materially in excess of historical attrition in personnel;

(z)  not subject any of the Company’s assets to any Encumbrance;

(aa)  not make any payment or transfer of assets (including without limitation any repayment of indebtedness) of the Company to or for the benefit of any Related Party, other than compensation and expense reimbursements paid in the Ordinary Course of Business;

(bb)  not transfer, issue, sell or dispose of shares of capital stock, units of ownership or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire such capital stock or other securities;

(cc)  not consolidate with, or merge with or into, any Person;

(dd)  not acquire (except for purchases of inventory in the Ordinary Course of Business) any Company assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the Company’s assets, whether or not reflected in the Financial Statements (except for sales of inventory for fair consideration in the Ordinary Course of Business);

(ee)  not take any action that would cause any representation or warranty set forth in Article II to be untrue and incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date; and

(ff)  not agree to (i) do anything prohibited by this Section 4.1 or (ii) refrain from doing anything required by this Section 4.1.

Section 4.2.   Acquisition Proposals. The Seller will not (and will not permit the Company or any of their respective Related Parties, agents or representatives to), directly or indirectly, initiate, solicit or encourage any third party to make, or facilitate (including by the provision of information regarding the Seller or the Business), entertain, discuss or negotiate, or endorse, accept or enter into any agreement with respect to, any proposal for an Acquisition. The Seller will promptly notify the Purchaser of all relevant terms of any inquiry or proposal received by them or any Related Party, or any of their agents or representatives relating to an Acquisition and, if such inquiry or proposal is in writing, the Seller will promptly deliver a copy of such inquiry or proposal to the Purchaser.

Section 4.3.   Cooperation to Effect Closing.

(a)  Affirmative Covenant. The Seller and the Purchaser will each cooperate and use its respective commercially reasonable efforts to fulfill the conditions precedent to the obligations of the other parties to effect the transactions contemplated by this Agreement, including without limitation securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated by this Agreement and necessary to assign to the Purchaser all of the Units or any claim, right or benefit arising thereunder or resulting therefrom. Each party will promptly notify the others upon its discovery or determination that any consent from a Governmental Authority is required for the consummation of the transactions contemplated by this Agreement. The Seller will provide monthly financial statements to the Purchaser as soon as reasonably practicable after the end of each calendar month following the Effective Date (“Monthly Financial Statements”). Such Monthly Financial Statements shall meet the same standards as those applicable to the Financial Statements, as set forth in Section 2.4 hereof.

(b)  Negative Covenant. The Seller and the Purchaser each agree not to take any action that would cause the conditions precedent to the obligations of the other parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties set forth in this Agreement not to be true and correct as of the Closing.

Section 4.4.   Access to Information. Prior to the Closing Date, the Purchaser will be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel, accountants, investment bankers and other representatives) (collectively, the “Purchaser Representatives”), to (a) have reasonable access to the Company’s directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Company or the Business, (b) such information, financial records and other documents relating to the Company and the Business as any Purchaser Representative may request, (c) make extracts and copies of any such books, records, documents and information and (d) have reasonable access to the Company’s accountants, auditors, customers and suppliers for consultation or verification of any information. The Purchaser’s investigation and examination will be conducted during regular business hours, under reasonable circumstances and upon reasonable prior notice to the Seller.

Section 4.5.   Confidentiality. From and after the Closing, the Seller will, and will cause their Related Parties over whom they have control, and agents and representatives to: (a) maintain the confidentiality of the Business Information (as defined below), using procedures no less rigorous than those used to protect and preserve the confidentiality of their own proprietary information and (b) not, directly or indirectly, (i) transfer or disclose any Business Information to any Third Party; (ii) use any Business Information; or (iii) take any other action with respect to the Business Information that is inconsistent with the confidential and proprietary nature thereof. “Business Information” means all information and materials relating to the Company or the Business, whether in oral, written, graphic or machine-readable form, that is proprietary in nature, including without limitation all specifications, user, operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, proprietary ideas, concepts, know-how, methodologies and all other information related to the Company or the Business; provided, however, that “Business Information” will not include any of the foregoing that is then in the public domain.

Section 4.6.   Public Announcements. None of the Seller, the Purchaser or their respective agents and representatives will issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval of the other parties to this Agreement, unless otherwise required by Law, including any public disclosure which counsel advises should be made in order to comply with Law. Prior to making any such public disclosure, the disclosing parties will give the other parties a copy of the proposed disclosure, the reasons such disclosure is required by Law, the time and place the disclosure will be made and reasonable opportunity to comment on the same. Notwithstanding the foregoing, the Seller hereby acknowledges that the Purchaser is a wholly owned subsidiary of a publicly traded company and, as such, certain timely public disclosures by the Purchaser may be required. The Seller hereby approves the disclosures the Purchaser may from time to time make in compliance with those disclosure obligations.

Section 4.7.   Further Assurances. At or following the Closing, and without further consideration, the Seller will execute and deliver to the Purchaser such further instruments of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Units to the Purchaser and to put the Purchaser in operational control of the Company and the Business, or for aiding, assisting, collecting and reducing to possession any of the Company’s assets or exercising any rights with respect thereto. Each party to this Agreement agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

Section 4.8.   Assistance with Permits and Filings. The Seller will furnish the Purchaser with all information concerning the Company or the Business that is required for inclusion in any application or filing made by the Purchaser to any Governmental Authority in connection with the transactions contemplated by this Agreement. The Seller will use commercially reasonable efforts to assist the Purchaser in obtaining any Permits, or any consents to assignment related thereto, that the Purchaser will require in connection with the continued operation of the Company and the Business after the Closing.

Section 4.9.   Employee Benefit Retention. The Purchaser shall, at its option (i) cause the Company to continue the Company’s existing employee health insurance plan for a period of at least ninety (90) days after the Closing Date; (ii) pay the costs of the Company’s employees’ payments under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of at least ninety (90) days after the Closing Date; or (iii) cause the Company to provide a health care insurance plan for the employees of Company that is similar to the health insurance plan provided to the employees of Purchaser.

Section 4.10.   Supplemental Disclosure. The Seller will promptly supplement or amend each of the Schedules to this Agreement with respect to any matter that arises or is discovered after the date hereof that, if existing or known on the date hereof, would have been required to be set forth or listed in such Schedules.

Section 4.11.   Release of $2,000,000 Note Payment of Notes and Release of Liens At the Closing, Purchaser shall provide to Seller, written confirmation, satisfactory to Seller and Seller’s counsel, that the all principal and accrued but unpaid interest due and owing by the Company to Nicolet National Bank, Green Bay, Wisconsin, relating to the two (2) promissory notes of Company dated January 9, 2007, in the original principal amounts of $2,000,000 and $500,000 respectively (with a current aggregate balance due of approximately $953,000.00) shall been paid in full, and all Encumbrances upon the assets of the Company securing such notes, shall have been released.

ARTICLE V.
CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

The obligation of the Purchaser to consummate the purchase of the Units on the Closing Date is, at the option of the Purchaser, subject to the satisfaction of the following conditions (any or all of which may be waived by the Purchaser at or prior to the Closing):

Section 5.1.   Representations, Warranties and Covenants.

(a)  All representations and warranties of the Seller contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of the Closing Date, except to the extent that certain of such representations and warranties are made as of or through a specified date (which representations and warranties must continue on the Closing Date to be true and correct in all material respects as of or through the specified date).

(b)  The Seller must have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

Section 5.2.   Litigation. No Legal Proceeding before any federal or state court or other Governmental Authority may have been instituted and be pending by any Person or been threatened by any Governmental Authority that (a) has or may have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement, (b) seeks to obtain damages in respect of the transactions contemplated by this Agreement or (c) could result in the disposition of any assets or operations of the Purchaser or its Affiliates or the Company or the imposition of any restriction on the manner in which the Purchaser or its Affiliates or the Company conduct their operations.

Section 5.3.   Material Adverse Change. There must not have been a Material Adverse Change since the Balance Sheet Date.

Section 5.4.   (Intentionally left blank)

Section 5.5.   Consents. All consents, approvals, orders or authorizations of Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, all consents or approvals by such directors, managers, general partners, or lenders of the Purchaser’s Affiliates as may be necessary for the consummation of the transactions contemplated by this Agreement) must have been obtained and all notices to Governmental Authorities and other Persons (whether pursuant to Permits, Contracts or otherwise) necessary for the consummation of the transactions contemplated by this Agreement must have been given.

Section 5.6.   Due Diligence. The Purchaser must have (a) completed its due diligence investigation of the Company, the Business and the Company’s assets (including legal, accounting, environmental and engineering matters) and the results of such investigation must have been satisfactory to the Purchaser, in its sole discretion, and (b) had the opportunity to discuss the Company’s business relationship with the Customers and the substance of such discussions must have been satisfactory to the Purchaser, in its sole discretion.

Section 5.7.   Non-Competition Agreement. The Seller and those Company’s employees identified on Schedule 5.7 must have entered into a Non-competition Agreement (the “Non-Competition Agreement”) with the Purchaser in the form attached hereto as Exhibit C.

Section 5.8.   Closing Deliveries. The Seller must have delivered (or caused to be delivered) to the Purchaser each of the following:

(a)  one or more certificates representing the Units, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Purchaser good title to all such Units, free and clear of any Lien and subject to no legal or equitable restrictions of any kind (collectively, the “Conveyance Agreements”);

(b)  a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) in the form attached hereto as Exhibit D, executed on behalf of the Seller, certifying as to the fulfillment of the conditions set forth in Section 5.1;

(c)  receipts for the Cash Purchase Price paid to Seller at the Closing;

(d)  all Business Information in the possession of the Seller, the Company or any of their Related Persons, agents or representatives;

(e) an original Non-Competition Agreement executed by the Seller for the benefit of the Purchaser, in the form attached hereto as Exhibit C; and

(f) an original Lease executed by Purchaser, in the form attached hereto as Exhibit J; and

(g) a Subordination Agreement substantially in the from of Exhibit K, which is provided as a specimen.

Section 5.9.   Additional Matters. The Purchaser must have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated by this Agreement. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to in this Agreement must be reasonably satisfactory in form and substance to the Purchaser.

ARTICLE VI.
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

The obligations of the Seller to consummate the sale, transfer and assignment to the Purchaser of the Units on the Closing Date is, at the option of the Seller Representative, subject to the satisfaction of the following conditions (any or all of which may be waived by the Seller Representative at or prior to the Closing):

Section 6.1.   Representations, Warranties and Covenants.

(a)  All representations and warranties of the Purchaser contained in this Agreement must be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again and as of the Closing Date.

(b)  The Purchaser must have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Section 6.2.   Litigation. No Legal Proceeding before any federal or state court or other Governmental Authority may have been instituted and be pending by any Governmental Authority that has or would have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement.

Section 6.3.   Closing Deliveries. The Purchaser must have delivered (or caused to be delivered) to the Seller each of the following:

(a)  the Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative;

(b)  executed originals of the Conveyance Agreements to the extent any such Conveyance Agreements are required to be executed by the Purchaser;

(c)  an executed original of the Promissory Note;

(d)  an original General Business Security Agreement executed by ISI Controls, Ltd,. for the benefit of Seller in the form attached hereto as Exhibit E;

(e)  an original General Business Security Agreement executed by ISI Security Group, Inc. for the benefit of Seller in the form attached hereto as Exhibit F;

(f)  an original General Business Security Agreement executed by Argyle Security, Inc. for the benefit of Seller in the form attached hereto as Exhibit G;

(g)  an original guaranty agreement executed by ISI Security Group, Inc. for the benefit of the Seller in the form attached hereto as Exhibit H;

(h)  an original guaranty agreement executed by Argyle Security, Inc. for the benefit of the Seller in the form attached hereto as Exhibit I;

(i)  an original Subordination Agreement executed by Seller in the form attached hereto as Exhibit K;

(j)  a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Seller Representative) executed, on behalf of the Purchaser, by an officer of the Purchaser certifying as to the fulfillment of the conditions set forth in Section 6.1 and

(k)  the documentation required by Section 4.11.

(l)  an original Lease executed by Seller, in the form attached hereto as Exhibit J.

Section 6.4.   Additional Matters. The Seller must have received such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated by this Agreement. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to in this Agreement must be reasonably satisfactory in form and substance to the Seller.

ARTICLE VII.
TERMINATION

Section 7.1.   Termination. This Agreement may be terminated prior to or in the absence of the Closing as follows:

(a)  by the written agreement of the Purchaser and the Seller;

(b)  by either the Purchaser or the Seller if a final nonappealable Order is in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)  by the Purchaser, if Seller materially breaches any representation, warranty, covenant or agreement set forth in this Agreement or in any instrument executed in connection with the transactions contemplated by this Agreement that would be reasonably likely to prevent the Closing from occurring in accordance with this Agreement on or before the Closing Deadline;

(d)  by the Purchaser, if the Closing Date does not occur on or before the Closing Deadline, unless the failure of such occurrence is due to the failure of the Purchaser to perform or observe its agreements as set forth in this Agreement required to be performed or observed on or before the Closing Date;

(e)  by the Seller, if the Purchaser materially breaches any representation, warranty, covenant or agreement set forth in this Agreement or in any instrument executed in connection with the transactions contemplated by this Agreement that would be reasonably likely to prevent the Closing from occurring in accordance with this Agreement on or before the Closing Deadline;

(f)  by the Seller, if the Closing Date does not occur on or before the Closing Deadline, unless the failure of such occurrence is due to the failure of the Seller to perform or observe their agreements as set forth in this Agreement required to be performed or observed on or before the Closing Date; and

(g)  by the Purchaser, pursuant to Section 7.3.

(h) by either Party, pursuant to Section 7.4

Section 7.2.   Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, and the transactions contemplated by this Agreement are not consummated, this Agreement will become null and void and of no further force and effect, except (a) for this Section 7.2, (b) for the provisions of Section 4.5, Section 7.3 (if applicable), Section 7.4 and Section 12.8 and (c) that the termination of this Agreement for any cause will not relieve any party to this Agreement from any liability that at the time of termination had already accrued to any other party to this Agreement or that thereafter may accrue in respect of any act or omission of such party prior to such termination.

Section 7.3.   Special Purchaser Termination Rights. The Purchaser may terminate this Agreement at any time without any liability accruing for such termination (“Termination for Cause”): (i) upon the filing or threat of filing of a Legal Proceeding against Seller relating to the transactions contemplated by this Agreement, (ii) if a substantial casualty occurs with respect to any material physical facilities of the Seller, (iii) if negative publicity occurs with respect to the Seller or the Business which a person could reasonably believe would have a material adverse effect on the Business after the closing date, (iv) the Seller is found by a Governmental Authority to have violated any material term of a Permit, (v) if any Governmental Authority initiates an investigation or Legal Proceeding against Seller or the Business, (vi) if there is any material inaccuracy in the Financial Statements, the financial statements provided pursuant to Section 4.1(b) or other material business records of the Seller or the Business.

Section 7.4.   Termination Without Cause. Either Party may terminate this Agreement at any time without any liability accruing for such termination (“Termination without Cause”) at any time prior to the Closing, upon written notice to the other Party, and such Termination without Cause shall be effective immediately upon receipt of such notice or upon the effective date for such Termination without Cause stated in such notice whichever is later.

Section 7.5.   Return of Confidential Information. If this Agreement is terminated in accordance with Section 7.1 or 7.4, and the transactions contemplated by this Agreement are not consummated, (a) the Purchaser will (and will cause each of its Related Persons, agents and representatives to) return to the Seller or destroy all confidential or proprietary information of the Seller or the Company in their possession and certify such return or destruction to the Seller and (b) the Seller will (and will cause each of their Related Persons, agents and representatives to) return to the Purchaser or destroy all confidential or proprietary information of the Purchaser in their possession and certify such return or destruction to the Purchaser.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1.   Indemnification by the Seller. Subject to the other provisions of this Article VIII, the Persons constituting the Seller will jointly and severally defend, indemnify and hold the Purchaser and its Affiliates, shareholders and beneficial owners (whether direct or indirect), directors, officers, employees, consultants, agents and representatives (the “Indemnitees”) harmless from and against any and all Claims and Losses suffered by any Indemnitee arising from or relating to:

(a)  any facts that constitute, or any allegations that if true would constitute, a breach of any representation or warranty made by the Seller in this Agreement or in any certificate or other document required to be executed and delivered by the Seller pursuant to this Agreement;

(b)  any facts that constitute, or any allegations that if true would constitute, a breach or default in the performance of any covenant, obligation or agreement of the Seller pursuant to this Agreement or any certificate or other document required to be executed and delivered by them pursuant to this Agreement;

(c)  any Claim founded in whole or in part on occurrences preceding the Closing (including, without limitation, Warranty Claims);

(d)  any Claim (of any and every nature possible) by an employee of the Company for any conduct, action or inaction of the Company, Seller or any employee of the Company, that occurred or caused (in whole or in part), prior to the Closing, any damage or injury, cost, fine or expense of any nature;

(e)  any Claim for unpaid taxes relative to the conduct of the Company’s business for so long as the applicable state and federal statute of limitations apply; and

(f)  any Claim by any third party, relating to occurrences prior to the Closing, arising from the failure of Company to be authorized to conduct business as a foreign entity;

(g)  Claims and Losses suffered by Company, Purchaser, or its Affiliates, arising out of or related to any claim (of any and every nature possible) arising, in any manner, from any failure of Company to be authorized to conduct business as a foreign entity prior to the Closing.

Section 8.2.   Threshold. The rights of the Indemnitees in this Article VIII are subject to a $100,000 threshold (the “Threshold Amount”). After the Indemnitees have suffered damages which in the aggregate equal or exceed the Threshold Amount from Claims or Losses subject to the Seller’s obligations of defense or indemnity in this Article VIII, the Indemnitees shall be entitled to assert claims for all damages suffered, including the Threshold Amount.

Section 8.3.   Materiality. With respect to any claim for indemnification under this Article VIII relating to a breach (or alleged breach) of a representation or warranty that contains a materiality qualifier, such materiality qualifier will be considered for purposes of determining whether a breach of such representation and warranty has occurred, but such materiality qualifier will not be considered in determining the amount of the Losses arising out of such breach.

Section 8.4.   Survival of Representations and Warranties. The representations and warranties of the Seller set forth in Article II and in the certificate delivered to the Purchaser pursuant to Section 6.3(e) will survive the execution and delivery of this Agreement and the Closing until the three (3) year anniversary of the Closing, except that (a) the representations and warranties set forth in Section 2.7(a) will survive indefinitely, (b) if the violation of any representation or warranty would constitute a violation of any Law, such representation or warranty will survive until thirty (30) days after expiration of the statute of limitations applicable to such violation and (c) any representation or warranty the violation of which is made the basis of a Claim for indemnification pursuant to this Article VIII will survive until such Claim is finally resolved if the Purchaser notifies the Seller of such Claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to Section 8.1(a) based on the breach or alleged breach of a representation or warranty may be asserted by the Purchaser after the date on which such representation or warranty expires.

Section 8.5.   Termination of Indemnity Obligations. Any Claim sounding in tort brought by an Indemnitee against the Seller must be brought within two (2) years following the date that such Claim arises. Any Claim sounding in breach of contract brought by an Indemnitee against the Seller must be brought within three (3) years following the date that such Claim arises. Except as set forth in Sections 8.4(a), (b), and (c) and notwithstanding anything set forth in this Agreement to the contrary, the Seller’s obligations of defense and indemnity under this Article VIII terminate on the third (3rd) anniversary of the Closing Date.

Section 8.6.   Notice and Resolution of Claims.

(a)  Notice. Each Indemnitee must provide reasonably prompt written notice to the Seller (the “Indemnifying Party”) after obtaining knowledge of any claim that it may have pursuant to Section 8.1 (whether for its own Losses or in connection with a Third Party Claim); provided that the failure to provide reasonably prompt notice will not limit the rights of an Indemnitee to indemnification hereunder except to the extent that such failure materially increases the dollar amount of any such claim for indemnification or materially prejudices the ability of the Indemnifying Party to defend such claim. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

(b)  Right to Assume Defense. With respect to a claim for indemnity that arises from a Third Party Claim, the Indemnifying Party will have thirty (30) days after receipt of notice to assume the conduct and control of the settlement or defense of such Third Party Claim, through counsel reasonably acceptable to the Indemnitee and at the expense of the Indemnifying Party, if (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for any Losses resulting from such Third Party Claim, (ii) the Third Party Claim does not seek to impose any Liability on the Indemnitee other than for monetary damages and (iii) the Third Party Claim does not relate to the Indemnitee’s relationship with its customers or employees. The Indemnitee may participate in such defense or settlement through its own counsel, but such separate counsel will be at its own expense unless the conditions set forth above are not satisfied or unless one or more defenses, claims or counterclaims are available to the Indemnitee that conflict with one or more defenses, claims or counterclaims available to the Indemnifying Party. In no event, however, will the Indemnifying Party be liable for the fees and expenses of more than one separate counsel of the Indemnitee.

(c)  Obligations Following Assumption of Defense. If the Indemnifying Party assumes the defense of a Third Party Claim, it must take all steps necessary to investigate and defend or settle such Third Party Claim and will hold the Indemnitee harmless from and against any and all Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such Third Party Claim. Without the written consent of the Indemnitee, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim.

(d)  Failure to Assume Defense. Failure by the Indemnifying Party to notify the Indemnitee of its election to assume the defense of any Third Party Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 8.6(a) will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate. The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

Section 8.7.   Payment of Indemnity. Upon final agreement by the parties or the entry of a final, non-appealable order by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this Article VIII, the Indemnifying Party must promptly pay or reimburse, as appropriate, the Indemnitee for all Losses to which it is entitled to be indemnified hereunder. If Purchaser seeks to offset the principal balance due on the Promissory Note for any amount due, owing and unpaid by Seller pursuant to an obligation of indemnity hereunder, Purchaser must provide Seller with written notice of such intended offset in the same manner that notice of a Closing Adjustment is to be provided pursuant to Section 1.4(c), and provisions of Notice of Dispute and Dispute Resolution set forth in Sections 1.4(d) & (e) shall be applicable to any such offset.

Section 8.8.   Indemnification by the Purchaser. Subject to the other provisions of this Article VIII, the Purchaser and its Affiliates, will jointly and severally, defend, indemnify, and hold the Seller (the “Seller Indemnitees”) harmless from and against any and all Claims and Losses suffered by any of Seller Indemnitees arising out of or related to any claim (of any and every nature possible) by any construction bonding company of the Company for any conduct, action, or inaction by the Company or any employee of the Company, that occurred or caused (in whole or in part) prior to the Closing

Section 8.9.   Notice and Resolution of Seller Indemnities Claim.

(a)  Notice. Each Seller Indemnitee must provide reasonably prompt written notice to the Purchaser (the “Purchaser Indemnifying Party”) after obtaining knowledge of any claim that it may have pursuant to Section 8.8 (a “Bond Claim”); provided that the failure to provide reasonably prompt notice will not limit the rights of a Seller Indemnitee to indemnification hereunder except to the extent that such failure materially increases the dollar amount of any such claim for indemnification or materially prejudices the ability of the Purchaser Indemnifying Party to defend such claim. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

(b)  Right to Assume Defense. With respect to a claim for indemnity that arises from a Bond Claim, the Purchaser Indemnifying Party will have thirty (30) days after receipt of notice to assume the conduct and control of the settlement or defense of such Bond Claim, through counsel reasonably acceptable to the Seller Indemnitee and at the expense of the Purchaser Indemnifying Party, if (i) the Purchaser Indemnifying Party acknowledges its obligation to indemnify the Seller Indemnitee for any Losses resulting from such Bond Claim, and (ii) the Bond Claim does not seek to impose any Liability on the Seller Indemnitee other than for monetary damages. The Seller Indemnitee may participate in such defense or settlement through its own counsel, but such separate counsel will be at its own expense unless the conditions set forth above are not satisfied or unless one or more defenses, claims or counterclaims are available to the Seller Indemnitee that conflict with one or more defenses, claims or counterclaims available to the Purchaser Indemnifying Party. In no event, however, will the Purchaser Indemnifying Party be liable for the fees and expenses of more than one separate counsel of the Seller Indemnitee.

(c)  Obligations Following Assumption of Defense. If the Purchaser Indemnifying Party assumes the defense of a Bond Claim, it must take all steps necessary to investigate and defend or settle such Bond Claim and will hold the Seller Indemnitee harmless from and against any and all Losses caused by or arising out of any settlement approved by the Purchaser Indemnifying Party or any judgment entered in connection with such Bond Claim. Without the written consent of the Seller Indemnitee, the Purchaser Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Seller Indemnitee by the claimant or plaintiff making the Bond Claim.

(d)  Failure to Assume Defense. Failure by the Purchaser Indemnifying Party to notify the Seller Indemnitee of its election to assume the defense of any Bond Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 8.9(a) will be deemed a waiver by the Purchaser Indemnifying Party of its right to assume the defense of such Bond Claim. In such event, the Seller Indemnitee may defend against such Bond Claim in any manner it deems appropriate. The Seller Indemnitee may settle such Bond Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

Section 8.10.   Payment of Indemnity to Seller Indemnity. Upon final agreement by the parties or the entry of a final, non-appealable order by a court of competent jurisdiction that Seller Indemnitee is entitled to indemnification under this Article VIII, the Purchaser Indemnifying Party must promptly pay or reimburse, as appropriate, the Seller Indemnitee for all Losses to which it is entitled to be indemnified hereunder.

Section 8.11. Insurance Reimbursement and Tax Consequences. All amounts paid, by either party, pursuant to the parties’ indemnification obligations set forth in this Section 8 shall be net of any proceeds received from any insurance companies relative to the Claim or Loss, and shall further be net of any beneficial tax consequences, relative to such Claim or Loss, received by the indemnified party.

ARTICLE IX.
TAX MATTERS

Section 9.1.   Cooperation for Certain Tax-Related Matters. The Purchaser and the Seller will, and will cause their respective representatives and agents to, provide any requesting party that is a party to this Agreement with such assistance and documents, without charge, as may be reasonably requested by such party in connection with (a) the preparation of any Tax Return of or relating to the Seller, (b) the conduct of any Audit relating to liability for or refunds or adjustments with respect to Taxes and (c) any other Tax-related matter that is a subject of this Agreement. Such cooperation and assistance will be provided to the requesting party promptly upon its request.

Section 9.2.   Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Seller will be liable for and will pay of all transfer (including real property transfer and documentary), sales, use, gains (including state and local transfer gains taxes), excise and other transfer of similar Taxes incurred in connection with the transfer of the Units to the Purchaser, other than any Taxes based upon or measured by net income (collectively, “Transfer Taxes”). The Purchaser and the Seller will mutually cooperate in perfecting any exemption from Transfer Taxes available in connection with the transactions contemplated by this Agreement and in timely preparing and filing any Tax Returns required in connection with Transfer Taxes, provided, however, that in the case of any Tax Return required to be filed by only one party, such party will not file such Tax Return without the written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE X.
LEASE AGREEMENT

The Seller and the Purchaser shall enter into the lease agreement, in substantially the form attached hereto as Exhibit J.

ARTICLE XI.
DEFINITIONS

Section 11.1.   Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, other than the transactions contemplated by this Agreement, (a) a merger, consolidation, share exchange or business combination of the Company, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets or profit- or revenue-generating capacity of the Company, (c) a sale of any of the capital stock or other equity interests in the Company, (d) a recapitalization (regardless of the form of transaction by which such recapitalization is accomplished) of the Company or (e) any other similar transaction involving Seller or the Company and a Third Party.

“Affiliate” means, with respect to a specified Person, any other Person or member of a group of Person acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Balance Sheet” means the balance sheet included in the Financial Statements.

“Balance Sheet Date” means the date of the Balance Sheet.

“Business Day” means any weekday on which nationally-chartered banks in San Antonio, Texas are open for business.

“Charter Documents” means the certificate of formation and limited liability company agreement or operating agreement of a limited liability company.

“Claim” means any existing or threatened claim, demand, suit, action, investigation, proceeding or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative and whether made by a Governmental Authority or any other Person), known or unknown, absolute or contingent, asserted or unasserted, under any theory, including, without limitation, contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing Deadline” means January 31, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract to which the Company is a party, obligor or beneficiary or by which any of the properties and assets of the Company is bound.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, license, franchise, obligation, commitment or other arrangement, agreement or understanding.

“Customer” means any Person that has purchased goods or services from the Company during the twelve (12) month period immediately preceding the date of this Agreement and/or during the period between the date of this Agreement and the Closing.

“Dollars” means United States Dollars.

“Encumbrance” means any encumbrance, security interest, mortgage, deed of trust, lien, charge, pledge, option, right of first refusal or similar right, easement, restrictive covenant, Claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means each present and future Law, Order or Permit pertaining to (a) public health or safety, (b) the protection, preservation or restoration of the environment or natural resources or (c) the generation, production, use, storage, transportation, processing, release or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statement” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement and incorporating management’s estimates used to prepare Financial Statements applied in a manner consistent with the Company’s historical accounting and bookkeeping practices and procedures, and historical financial statements, subject to determinations made by the Company’s auditor.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court (public or private).

“Hazardous Material” means any substance, material, contaminant, pollutant or waste presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law or regulated as such by any Governmental Authority including, without limitation, any industrial substance, petroleum (or any derivative or by-product thereof), radon, radioactive material, asbestos (or asbestos containing material), urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

“Intellectual Property” means all United States and foreign intellectual and industrial property, including patent applications, patents and any reissues or reexaminations thereof, trademarks, service marks, trademark/service mark registrations and applications, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights, moral rights of authorship, rights in designs, trade secrets, technology, inventions, discoveries, improvements, know-how, proprietary rights, computer software and firmware, internet domain names, specifications, drawings, designs, formulae, processes, methods, technical information, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection.

“Law” means any applicable law, statute, code, ordinance, rule or regulation promulgated by any Governmental Authority, including any policy having the force and effect of law, any rule of common law and any judicial or administrative interpretation thereof.

“Legal Proceeding” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity by or before any Governmental Authority.

“Liabilities” means any and all Claims, debts, liabilities and obligations of any nature whether absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or otherwise.

“Losses” means all Liabilities, losses, damages, diminutions in value, costs (including, without limitation, costs of investigation), fines, fees and expenses (including reasonable attorneys’ fees incident to any of the foregoing).

“Material Adverse Change” means a material adverse change in the properties, assets, condition (financial or otherwise), Business, operations or prospects of the Company taken as a whole, or an increase in Seller’s liabilities, except trade obligations incurred in the Ordinary Course of Business.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the properties, assets, condition (financial or otherwise), business, operations or prospects of such Person.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means the usual and ordinary course of business for the Business, consistent with past practice.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any written approval, consent, exemption, franchise, license, permit, waiver, registration, filing, certificate or other authorization required by Law to conduct any portion of the Business as currently conducted or as proposed to be conducted following this transaction, including without limitation all licenses and local health and fire permits pertaining to the physical facilities, manufacturing, equipment, staffing and records.

“Person” means any natural person, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal entity.

“Promissory Note” is defined in Section 1.3(b).

“Related Parties” means, with respect to any Person, the Affiliates, shareholders and beneficial owners (whether direct or indirect), directors, officers, employees and consultants of such Person, and the family members of each of the foregoing who are natural persons.

“Seller Contract” means any Contract to which Seller is a party, obligor or beneficiary or by which any of the properties and assets of Seller is bound.

“Taxes” (including, with correlative meaning, the term “Tax”) means all taxes, charges, fees, levies, duties, penalties, assessments or other amounts imposed by or payable to any foreign, federal, state, local or other taxing authority or agency, including without limitation income, gross receipts, profits, windfall profits, gains, minimum, alternative minimum, estimated, ad valorem, value added, severance, stamp, customs, import, export, utility, use, service, excise, property, sales, transfer, franchise, payroll, withholding, social security, disability, employment, workers compensation, unemployment compensation and other taxes, and including any interest, penalties or additions attributable thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be prepared with respect to Taxes.

“Third Party” means any Person other than the Seller, the Purchaser or any of their respective Affiliates.

“Valuation Periods” means the period from July 1, 2007 to the Closing Date (the “Working Capital Valuation Period”) and the period from the Closing Date to June 30, 2008 (the “2008 Valuation Period”).

“Warranty Claim” means any Claims and Losses arising from or relating to any breach of any warranty owed for any work performed, goods or services delivered, or in any way related to any performance of any Company Contract by the Company.

ARTICLE XII.
MISCELLANEOUS

Section 12.1.   Headings. Article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 12.2.   Article, Section, Schedule and Exhibit References. Except as otherwise specifically provided, any reference to any article, section, schedule or exhibit will be deemed to refer to such article or section of or schedule or exhibit to this Agreement.

Section 12.3.   Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” does not exclude any of the items described. The term “include,” or any derivative of such term, does not mean that the items following such term are the only types of such items.

Section 12.4.   Drafting. Neither this Agreement nor any provision contained in this Agreement may be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

Section 12.5.   Entire Agreement. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. This Agreement (including such exhibits and schedules) represents, and is intended to be, a complete statement of all of the terms and the arrangements between the parties to this Agreement with respect to the matters provided for in this Agreement, supersedes any and all previous oral or written and all contemporaneous oral agreements, understandings, negotiations and discussions between the parties to this Agreement with respect to those matters.

Section 12.6.   GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS OR ANY OTHER PRINCIPLE THAT COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN BEXAR COUNTY, TEXAS, TO THE JURISDICTION OF WHICH EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT. THE PARTIES AGREE TO ENTER INTO MEDIATION PRIOR TO TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.7.   Specific Performance. The Purchaser and the Seller each acknowledge and agree that the breach of this Agreement would cause irreparable damage to one or more of the other parties and that such other party or parties will not have an adequate remedy at law. Therefore, the obligations of the Purchaser and the Seller under this Agreement will be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. However, the remedies set forth in ARTICLE VIII, Indemnification, shall be exclusive remedy that the Parties may pursue for the subject matter reflected therein.

Section 12.8.   Expenses.

(a)  Except as otherwise expressly provided in this Agreement and regardless of whether the transactions contemplated in this Agreement are consummated, each of the parties to this Agreement will bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants, financial advisors and other experts), incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby.

(b)  If attorneys’ fees or other costs are incurred to secure performance of any obligation under this Agreement, to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

Section 12.9.   Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), must be in writing and will be deemed duly given (a) when delivered by hand, (b) one day after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this provision or (d) five days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective.

If to the Purchaser:	ISI Controls, Ltd.
12903 Delivery Drive
San Antonio, TX 78247
Facsimile: (210) 495-5613
Attention: Sam Youngblood

with a copy to:

Hughes & Luce LLP
111 Congress Avenue, Suite 900
Austin, Texas 78701
Facsimile: (512) 482-6859
Attention: D. Hull Youngblood, Jr.

If to the Seller:	c/o Corcoran Glass & Paint, Inc.
N100 Craftsmen Drive
Greenville, WI 54942
Facsimile: (920) 757-9902
Attn: Jeffrey E. Corcoran

with a copy to:

Metzler, Timm, Treleven & Hermes, S.C.
222 Cherry Street
Green Bay, WI 54301-4223
Facsimile: (920)435-8866
Attn: David J. Timm

Section 12.10.   Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

Section 12.11.   Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement except to the extent such obligations are specifically assumed. No assignment of this Agreement or of any rights or obligations under this Agreement may be made by any party (by operation of Law or otherwise) without the prior written consent of each of the other parties to this Agreement and any attempted assignment without such required consents will be void; provided, however, that the Purchaser may assign to one or more of its Affiliates any or all of its rights under this Agreement without the prior written consent of any other party, but no such assignment by the Purchaser will release the Purchaser from any of its obligations under this Agreement.

Section 12.12.   Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Seller. Except as otherwise provided in this Agreement, no action (other than a waiver) taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided in this Agreement, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.13.   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.14.   Provisions Concerning the Seller Representative.

(a)  Appointment. Each Person constituting the Seller hereby appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Person for all purposes under this Agreement (including full power and authority to act on the Seller’s behalf). The action or inaction of the Seller Representative as contemplated in this Agreement shall bind all of the Persons constituting the Seller for all purposes of this Agreement, and the Seller may only take action in respect of this Agreement by and through the Seller Representative. Without limiting the generality of the foregoing, the Seller Representative will be authorized to:

(i)  in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Seller necessary to effectuate the Closing and consummate the transactions contemplated hereby;

(ii)  take all actions on behalf of the Seller with respect to the matters set forth in Section 1.4;

(iii)  take all actions on behalf of the Seller in connection with any claims made under Article VIII to defend or settle such claims, and to make payments in respect of such claims;

(iv)  execute and deliver, should it elect to do so in its sole discretion, on behalf of the Seller, any amendment to this Agreement so long as such amendment will apply equally to each of the Persons constituting the Seller; and

(v)  take all other actions to be taken by or on behalf of the Seller and exercise any and all rights which the Seller are permitted or required to do or exercise under this Agreement.

(b)  Liability of the Seller Representative. The Seller Representative will not be liable to any Person constituting the Seller for any action taken by it in good faith pursuant to this Agreement, and each such Person will severally, but not jointly, indemnify the Seller Representative from any Losses arising out of its serving as the Seller Representative hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Seller hereunder, and Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Seller hereunder.

IN WITNESS WHEREOF, the parties to this Agreement have executed this instrument as of the date and year first above written.

“PURCHASER” ISI Controls, Ltd.
By: Metroplex Control Systems, Inc. Its: Sole General Partner

By:	/s/ Sam Youngblood
Name: Sam Youngblood
Title: CEO

“SELLER”:

/s/ Jeffery Corcoran
Jeffrey E. Corcoran

/s/ Janell Cororan
Janell D. Corcoran

THE SELLER REPRESENTATIVE:

/s/ Jeffery Corcoran
Jeffrey E. Corcoran